Exhibit 23.2

Consent of PricewaterhouseCoopers LLP,

Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-136007) and Form S-8 (Nos. 2-63038, 2-84088, 33-15319, 33-16790, 33-28413, 33-35305, 33-64959, 333-04459, 333-60402, 333-61859, 333-66051, 333-83426, 333-90309, 333-105029, 333-107240 and 333-115135) of Gannett Co., Inc. of our report dated February 25, 2005, except as to the discontinued operations referred to in Note 2, as to which the date is February 20, 2006, relating to the 2004 financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

McLean, VA
February 28, 2007